Exhibit 99.1

Apex Silver Reports 2006 Year-End Results

DENVER—(BUSINESS WIRE)—April 3, 2007— Apex Silver Mines Limited (AMEX: SIL) today reported a net loss of $326.4 million or $5.58 per share for the fourth quarter 2006 and  a restated net loss of $72.3 million or $1.44 per share for the same 2005 period.  The loss in the fourth  quarter 2006 was mainly due to the company’s share of a $340.5 million unrealized mark-to-market charge related to the commodity hedge position required by the company’s lenders in connection with the $225-million project financing for its 65%-owned San Cristobal open-pit silver-zinc-lead project located in southwestern Bolivia.  The charge stems from the application of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (FAS No. 133), whereby the company records all derivative instruments  on the balance sheet at fair value with  changes in  fair value  recorded each period in current earnings.  As of December 31, 2006, the company had closed out all of its discretionary hedges unrelated to the project financing.  The company’s remaining hedge positions are solely related to the San Cristobal project finance facility.  The settlement dates for the hedge positions begin in the third quarter 2007, coinciding with the anticipated first sale of production at the company’s San Cristobal mine, and are substantially settled by the fourth quarter of 2011.  The company’s fourth quarter 2006 loss was partly offset by $7.0 million in primarily interest income earned on higher cash and investment balances. In addition, the company recorded $1.6 million of royalty income received from a joint venture property in Mexico during the quarter.

For the year ended December 31, 2006, the company recorded a net loss of $513.5 million or $9.09 per share, primarily due to a realized loss of $42.6 million on its discretionary derivative program and the company’s share of the unrealized mark-to-market derivative charge of $672.5 million related to the San Cristobal project financing offset by the third quarter $199.6 million gain on the sale of the 35% interest in San Cristobal to Sumitomo Corporation.

The company’s loss for the year ended December 31, 2006 was partly offset by $19.7 million in interest and other income consisting primarily of interest earned on higher cash and investment balances and a $2.9 million gain related to the extinguishment of convertible notes during the year. In addition, the company recorded $1.6 million of royalty income received from a joint venture property in Mexico during the year.

At December 31, 2006, the company’s aggregate cash and short and long-term investments, both restricted and unrestricted, amounted to $514.9 million.  This amount included $97.2 million of cash and investments restricted to fund development of San Cristobal and outstanding corporate financial commitments.  At December 31, 2006, the company had spent approximately $494 million of the projected $650 million total project cost including approximately $300 million spent in 2006.

Restatement of Prior Period Financial Statements

The company’s project finance facility required the company to provide price protection (effectively selling forward) a portion of its planned production from San Cristobal. In 2005, the company entered into silver, zinc and lead derivatives positions including primarily forward sales, but also puts and calls to comply with this requirement.  Many of the derivatives mature or expire beyond the periods covered by the major commodities price indices such as LME or COMEX, or expire in future periods covered by those indices with respect to which only limited trading activity has occurred. In instances where only limited market activity exists, the company has historically used price projections to estimate a forward price curve provided by an independent third party employing statistical analysis and models to calculate the fair value of its open derivative positions. As silver, zinc and lead prices have continued to increase since the derivatives were entered into, the disparity has increased between the fair values used by the company for its long-dated derivatives and other market information reflected in commodities prices indices and quoted prices from other trading institutions related to long-dated metals derivatives. Inclusion of this available market information to estimate the forward price curve would have resulted in substantially higher fair market values than those used by the company to determine the estimated fair value of its open derivative positions.  The change in the derivative valuation method will likely result in increased volatility in the Company’s non-cash earnings during the next three years, the period over which most of the derivatives mature or expire.

The Company has filed its annual report on Form 10-K for the year ended December 31, 2006, and is preparing a restatement of its financial statements for the quarter ended September 30, 2005, the year ended December 31, 2005, and the first three quarters of 2006 which it expects to file shortly.  The restatements, which were announced in the company’s March 2, 2007 press release, are necessary in order to correct the previously reported valuation of the company’s metal derivative positions.   The cumulative understatement of the derivative liability is approximately $300.5 million as of September 30, 2006.  Additionally, correcting the valuation of the derivatives impacted the gain and minority interest the company recognized on the sale of a 35% interest in its subsidiary that owns the San Cristobal project.  The gain on the sale increased from $119.8 million to $199.6 million and the minority interest decreased from $88.4 million to $18.9 million at September 30, 2006.

Apex Silver is a mining exploration and development company. The Ordinary shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL.”

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the San Cristobal project including the commencement of production in the third quarter of 2007, settlement of commodity hedges and capital expenditures. Actual results relating to any and all of these subjects may differ materially from those presented. Factors that could cause results to differ materially include fluctuations in silver, zinc and lead prices, problems or delays in construction and startup, problems in emerging financial markets and changes in government policies with respect to taxes or other political unrest and uncertainty in Bolivia. The company assumes no obligation to update this information. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2006.

 APEX SILVER MINES LIMITED

Summary Financial Information

(In thousands of United States dollars, except for shares and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005-Restated	December 31, 2006	December 31, 2005-Restated
Income and expenses
Interest and other income	$7,041	$1,552	$19,678	$14,295
Royalty income	1,619	—	1,619	—
Gain on sale of interest in subsidiary	—	—	199,600	—
Gain on extinguishment of debt	—	6,765	2,875	6,765
Trading gains (losses) - commodities	(344,225)	(73,882)	(715,120)	(151,515)
Trading gains (losses) - foreign currency	446	132	885	(678)
Exploration expense	(3,154)	(1,377)	(8,316)	(5,235)
Other operating expense	(130)	—	(406)	—
Administrative expense	(6,125)	(4,200)	(21,247)	(17,860)
Interest expense & other borrowing costs	—	(834)	(774)	(7,335)
Amortization and depreciation	(107)	(96)	(403)	(210)
Loss before minority interest	(344,635)	(71,940)	(521,609)	(161,773)
Income tax expense	(588)	(379)	(749)	(379)
Minority interest	18,836	4	8,813	16
Net loss	$(326,387)	$(72,315)	$(513,545)	$(162,136)
Other comprehensive income (loss)	(184)	(184)	219	(311)
Comprehensive loss	$(326,571)	$(72,499)	$(513,326)	$(162,447)

Net loss per Ordinary Share-basic and diluted	$(5.58)	$(1.44)	$(9.09)	$(3.34)
Weighted average Ordinary Shares outstanding	58,478,529	50,313,340	56,498,416	48,615,586

SUMMARY BALANCE SHEET DATA	December 31, 2006	December 31, 2005-Restated
in thousands of U.S. dollars

Cash & cash equivalents	$49,840	$4,808
Restricted cash	31,942	135,182
Short-term investments	325,536	132,000
Restricted investments	65,343	67,491
Ore inventories	3,183	—
Other current assets	13,133	5,824
Total current assets	488,977	345,305

Property, plant and equipment (net)	641,758	379,138
Ore inventories	21,341	—
Deferred financing costs	19,485	21,604
Value added tax recoverable	54,158	20,052
Restricted investments	—	12,392
Long-term investments	42,255	—
Other assets	2,122	2,020
Total assets	$1,270,096	$780,511

Accounts payable and accrued current liabilities	47,979	74,487
Accrued interest payable	3,405	3,096
Derivatives	39,080	5,652
Current portion of long-term debt	4,408	2,270
Total current liabilities	94,872	85,505

Long-term debt	492,195	320,021
Derivatives	779,118	145,719
Asset retirement obligation	5,761	2,003
Other long-term liabilities	1,400	—
Total liabilities	1,373,346	553,248

Minority interest in subsidiaries	40	34
Shareholders’ equity (Deficit)	(103,290)	227,229
Total liabilities & shareholders’ equity	$1,270,096	$780,511

CONTACT: Apex Silver Mines Corporation
Gerald Malys, 303-764-9167
Sr. Vice President and Chief Financial Officer

SOURCE: Apex Silver Mines Corporation

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Apex Silver Mines Limited's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.